Exhibit 99.1

Mercantile Bank Corporation Implements Management Succession Plan

GRAND RAPIDS, Mich., June 3, 2024 – Mercantile Bank Corporation (NASDAQ: MBWM) implemented the following resignations and appointments, in furtherance of its previously announced management succession plan, effective as of June 1, 2024:

Robert B. Kaminski, Jr. has retired as President and Chief Executive Officer (“CEO”) of Mercantile and as CEO of Mercantile’s wholly owned subsidiary, Mercantile Bank (the “Bank”). Mr. Kaminski remains a Director of both Mercantile and the Bank.

Raymond E. Reitsma has resigned as Executive Vice President (“EVP”) and Chief Operating Officer (“COO”) of Mercantile and has been appointed as President and CEO of Mercantile and CEO of the Bank. Mr. Reitsma will continue to serve as President of the Bank and Director of both Mercantile and the Bank. Mr. Reitsma has been with the Bank for 20 years, beginning in 2003 as a Commercial Loan Manager. In 2015, Mr. Reitsma was appointed as the Bank's West Region President and became President of the Bank on January 1, 2017. Mr. Reitsma was appointed EVP of Mercantile in 2018 and served as COO of Mercantile during 2022 and 2023. Mr. Reitsma has also served as a Director of Mercantile since 2023 and as a Director of the Bank since 2016. Mr. Reitsma’s areas of responsibility have included commercial lending, treasury/cash management, mortgage lending, operations, risk management, retail/branches, and credit administration. Mr. Reitsma was also very instrumental in the preparation, transition, and integration periods surrounding the merger with Firstbank Corporation.

Scott P. Setlock has been appointed as EVP, COO, and Secretary of Mercantile and as Secretary of the Bank. Mr. Setlock remains EVP and COO of the Bank. Mr. Setlock was appointed to the role of EVP, COO, and Secretary of Mercantile effective January 1, 2024, and has served as EVP and COO of the Bank since January 1, 2022. In his 20-year tenure with the Bank, Mr. Setlock has held roles within commercial credit, commercial credit management, commercial lending, and mortgage lending management.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank. Mercantile provides financial products and services in a professional and personalized manner designed to make banking easier for businesses, individuals, and governmental units. Distinguished by exceptional service, knowledgeable staff, and a commitment to the communities it serves, Mercantile is one of the largest Michigan-based banks with assets of approximately $5.5 billion. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol "MBWM."  For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram, X (formerly Twitter) @MercBank and LinkedIn @merc-bank.

CONTACT:	Charles Christmas
Executive Vice President & CFO
616-726-1202
cchristmas@mercbank.com